                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295


                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 21

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   38141G 10 4
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                January 10, 2002
             (Date of Event which Requires Filing of this Statement)

            If the filing person has previously filed a statement on
           Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is
 filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                 13D

1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    As to a group consisting solely of Covered Persons(1)                (a) [x]

    As to a group consisting of persons other than Covered Persons       (b) [x]

3.  SEC USE ONLY

4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)

    (Applies to each person listed on Appendix A.)

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
    2(d) OR 2(e)                                                             [ ]

    (Applies to each person listed on Appendix A.)

6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.

                        7.  SOLE VOTING POWER (See Item 6)
          NUMBER OF
           SHARES           As to Covered Shares, 0
        BENEFICIALLY
          OWNED BY          As to Uncovered Shares, as stated in Appendix A
          REPORTING
           PERSON       8.  SHARED VOTING POWER (See Item 6) (Applies to each
            WITH            person listed on Appendix A.)

                            237,180,311 Covered Shares held by Covered Persons

                            15,618 Uncovered Shares held by Covered Persons(3)

                            2,258,382 Other Uncovered Shares held by Covered Persons(4)

                        9.  SOLE DISPOSITIVE POWER (See Item 6)

                            As to Covered Shares, less than 1%

                            As to Uncovered Shares, as stated in Appendix A

                        10. SHARED DISPOSITIVE POWER (See Item 6):

                            As to Covered Shares, 0

                            As to Uncovered Shares, as stated in Appendix A

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     239,454,311

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [x]
    (Applies to each person listed on Appendix A.)

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                    50.20%

14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.




--------

(1) For a definition of this term, please see Item 2.

(2) For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 104 private charitable foundations established by 104 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Paul M. Achleitner                        Austria             0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                            Pakistan             0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Anand Aithal                                UK                0             0             0               0
Elliot M. Alchek                                              0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Ignacio Alvarez-Rendueles                  Spain              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Douglas M. Angstrom                                           0             0             0               0
Arnaud M. Apffel                          France              0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
Philip S. Armstrong                         UK                0             0             0               0
John A. Ashdown                             UK                0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Mitchel J. August                                             0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Katherine M. Bailon                                           0             0             0               0
Andrew G. Baird                             UK                0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Leslie Barbi                                                  0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0
Barbara J. Basser-Bigio                                       0             0             0               0
Christopher A. Bates                                          0             0             0               0
Carl-Georg Bauer-Schlichtegroll           Germany             0             0             0               0
David Baum                                                    0             0             0               0
Gerhard Baumgard                          Germany             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Patrick Y. Baune                          France              0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Jordan M. Bender                                              0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
Dorothee Blessing                         Germany             0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Charles C. Bradford III                                       0             0             0               0
George M. Brady                                             136             0           136               0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Peter M. Brooks                                               0             0             0               0
Holger Bross                              Germany             0             0             0               0
Edward A. Brout                                               0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
David D. Burrows                                              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
Joseph M. Busuttil                                            0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Jin Yong Cai                               China              0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Valentino D. Carlotti                                         0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                       10             0            10               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Andrea Casati                              Italy              0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Eduardo Centola                           Brazil              0             0             0               0
Varkki P. Chacko                         USA/India            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                        493             0           493               0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
James B. Clark                                                0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Alexander Classen                       Switzerland           0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                           200             0           200               0
Lawrence H. Cohen                                             0             0             0               0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Robert G. Collins                                             0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
William Connell                                               0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
Marta Z. Cotton                                               0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Meyrick Cox                                 UK                0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Stephen B. Dainton                          UK                0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Gavyn Davies                                UK                0             0             0               0
Stephen Davies                              UK                0             0             0               0
Michael H. Davis                                              0             0             0               0
Oral W. Dawe                              Canada              0             0             0               0
Diego De Giorgi                            Italy              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Emanuel Derman                                                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Paul M. DiNardo                                               0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Sandra D'Italia                                               0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
Howard B. Eisen                                               0             0             0               0
John E. Eisenberg                                             0             0             0               0
Gary L. Eisenreich                                            0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Davide G. Erro                             Italy              0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Brian F. Farr                                                 0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Robert P. Fisher, Jr.                                         0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. Fitzpatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                       UK                0             0             0               0
David B. Ford                                                 0           134(5)          0             134(5)
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0

----------

(5) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Karl Fowler                                 UK                0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Randy W. Frankel                                              0             0             0               0
Orit P. Freedman                          Israel              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Naosuke Fujita                             Japan              0             0             0               0
Shirley Fung                                UK                0             0             0               0
Enrico S. Gaglioti                                            0             0             0               0
James R. Garvey                           Ireland             0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Emmanuel Gavaudan                         France              0             0             0               0
Nicholas J. Gaynor                          UK                0             0             0               0
Richard A. Genna                                              0             0             0               0
Eduardo B. Gentil                                             0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0           300(6)          0             300(6)
Joseph H. Gleberman                                           0             0             0               0
Nancy S. Gloor                                                0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Charles G. Goetz                                              0             0             0               0
Jeffrey B. Goldenberg                                         0         2,860(7)          0           2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
Daniel C. Goldwater                         UK                0             0             0               0
James S. Golob                                                0             0             0               0
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Anthony J. Gordon                                             0             0             0               0
Roger H. Gordon                                               0             0             0               0

----------

(6) Shared with family members.

(7) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                           200             0           200               0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                             Australia            0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                          UK                0             0             0               0
Eric P. Grubman                                               0             0             0               0
Arun M. Gunewardena                      Sri Lanka            0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Ralf O. Haase                             Germany             0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Mary L. Harmon                                                0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                         UK                0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Rumiko Hasegawa                            Japan              0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Edward A. Hazel                                               0             0             0               0
Thomas J. Healey                                              0             0             0               0
John P. Heanue                                                0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David R. Heinz                                                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
William L. Hemphill                                           0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Peter C. Herbert                                              0             0             0               0
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Melina E. Higgins                                             0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
Michael I. Hill                             UK                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Margaret J. Holen                                             0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Sean C. Hoover                                                0             0             0               0
Thomas J. Hopkins                                             0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                    614             0           614               0
Thomas J. Houle                                               0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Janet T. Hurley                                               0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                             100             0           100               0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
John S. Iglehart                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Robert F. Incorvaia                                           0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0
Mark M. Jacobs                                                0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Robert J. Jacobson, Jr.                                       0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Reuben Jeffery III                                            0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Robert H. Jolliffe                          UK                0             0             0               0
Andrew J. Jonas                                               0             0             0               0
Robert C. Jones                                               0             0             0               0
William J. Jones                                              0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Kenneth L. Josselyn                                           0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                            Japan              0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
John J. Kauffman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Tetsuya Kawano                             Japan              0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                        435             0           435               0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0
Lincoln Kinnicutt                                             0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Remy Klammers                             France              0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael Klimek                                                0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0             15              0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                            Japan              0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David G. Lambert                                              0             0             0               0
Eric S. Lane                                                  0             0             0               0
Thomas K. Lane                                                0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Andrew E. Law                               UK                0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chan-Keun Lee                           South Korea           0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Richard O. Leggett                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Stephen M. Levick                                             0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Ryan D. Limaye                                                0             0             0               0
Susan S. Lin                           Hong Kong/USA          0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Laura A. Liswood                                             15             0            15               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Jill E. Lohrfink                                              0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Richard E. Lyon, III                                          0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
Christopher J. Magarro                                        0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Keith A. Malas                                                0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Elizabeth C. Marcellino                                       0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Carmen Marino                                                 0             0             0               0
Jorge O. Mariscal                         Mexico              0             0             0               0
Richard J. Markowitz                                          0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicholas I. Marovich                                          0             0             0               0
David J. Marshall                                             0             0             0               0
Allan S. Marson                             UK                0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
Alison J. Mass                                                0             0             0               0
Robert A. Mass                                                0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Tadanori Matsumura                         Japan              0             0             0               0
Karen A. Matte                                               60             0            60               0
George N. Mattson                                             0             0             0               0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                             27             0            27               0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Ian R. McCormick                            UK                0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Mark E. McGoldrick                                            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
Tracy K. McHale Stuart                                        0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Gerald C. McNamara, Jr.                                   4,168             0         4,168               0
James A. McNamara                                             0           215(8)          0             215(8)
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
John P. McNulty                                               0             0             0               0
Stuart G. McPherson                         UK                0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                 0             0             0               0
Lance P. Meaney                                               0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Bernard A. Mensah                           UK                0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Julian R. Metherell                         UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
John J. Minio                                                 0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Masatoki J. Mitsumata                      Japan              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
J. Ronald Morgan, III                                         0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
James P. Morris                                               0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0

----------

(8) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Richard S. Morse                            UK                0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Donald R. Mullen                                              0             0             0               0
Timothy R. Mullen                                             0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Robert G. Munro                             UK                0             0             0               0
Rie Murayama                               Japan              0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                              0             0             0               0
Raymond T. Murphy                                             0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                           112             0           112               0
Mark J. Naylor                              UK                0             0             0               0
Jeffrey P. Nedelman                                           0             0             0               0
Warwick M. Negus                         Australia            0             0             0               0
Daniel M. Neidich                                            44             0            44               0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Eric M. Oberg                                                 0             0             0               0
Alok Oberoi                                India              0             0             0               0
Gavin G. O'Connor                                             0             0             0               0
James K. O'Connor                                             0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
David Ogens                                                   0             0             0               0
Jinsuk T. Oh                            South Korea           0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Todd G. Owens                                                 0             0             0               0
Fumiko Ozawa                               Japan              0             0             0               0
Robert J. Pace                                                0             0             0               0
Helen Paleno                                                  0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Massimo Pappone                            Italy              0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Archie W. Parnell                                           100           100           100             100
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Melissa B. Patrusky                                           0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
Arthur J. Peponis                                           284             0           284               0
David E. Perlin                                               0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Todd J. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Roderic L. Prat                           Canada              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Anthony J. Principato                                         0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Nomi M. Prins                                                 0             0             0               0
Steven D. Pruett                                              0             0             0               0
Goran V. Puljic                                               0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Hugh A. Ragsdale III                                          0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Phillippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Alan M. Rapfogel                                              0             0             0               0
Joseph Ravitch                                                0             0             0               0
Sara E. Recktenwald                                           0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Filip A. Rensky                                               0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Jeffrey A. Resknick                                           0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
Thomas S. Riggs, III                                          0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Richard T. Roberts                                            0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
Normann G. Roesch                         Germany             0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0           100             0             100
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Ernest H. Ruehl, Jr.                                          0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA           5             0             5               0
Richard M. Ruzika                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
David C. Ryan                                                 0             0             0               0
David M. Ryan                            Australia            0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico            210             0           210               0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan            240             0           240               0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
James E. Sawtell                            UK                0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                     1,000             0         1,000               0
Marcus Schenck                            Germany             0             0             0               0
Susan J. Scher                                                0             0             0               0
Gary B. Schermerhorn                                          0             0             0               0
Stephen M. Scherr                                             0             0             0               0
Mitchell I. Scherzer                      Canada              0             0             0               0
Peter Schiefer                            Germany             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0         1,900(9)          0           1,900(9)
Patrick P. Scire                                              0             0             0               0
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Mary Beth Shea                                                0             0             0               0


----------


(9) Shared with family members.

                                                    ITEM 7      ITEM 8      ITEM 9        ITEM 10
                                   ITEM 6            SOLE       SHARED       SOLE          SHARED
                                 CITIZENSHIP        VOTING      VOTING    DISPOSITIVE   DISPOSITIVE
                               (UNITED STATES      POWER OF    POWER OF     POWER OF      POWER OF
          ITEM 1              UNLESS OTHERWISE    UNCOVERED   UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES      SHARES       SHARES        SHARES
--------------------------       ----------         ------      ------       ------        ------
Robert J. Shea, Jr.                                    0           0            0             0
John S. Sheldon                                        0           0            0             0
David G. Shell                                         0           0            0             0
James M. Sheridan                                      0           0            0             0
Richard G. Sherlund                                    0           0            0             0
Michael S. Sherwood                  UK                0           0            0             0
Masaru Shibata                     Japan               0           0            0             0
James Shim                                             0           0            0             0
Abraham Shua                                           0           0            0             0
Evan W. Siddall                  Canada/UK             0           0            0             0
Michael H. Siegel                                      0           0            0             0
Ralph J. Silva                                         0           0            0             0
Harry Silver                                           0           0            0             0
Harvey Silverman                                       0           0            0             0
Howard A. Silverstein                                  0           0            0             0
Richard P. Simon                                       0           0            0             0
Victor R. Simone, Jr.                                  0           0            0             0
David T. Simons                                        0           0            0             0
Christine A. Simpson                                   0           0            0             0
Dinakar Singh                                          0           0            0             0
Ravi M. Singh                                          0           0            0             0
Ravi Sinha                       India/USA             0           0            0             0
Edward M. Siskind                                      0           0            0             0
Christian J. Siva-Jothy              UK                0           0            0             0
Mark F. Slaughter                                      0           0            0             0
Jeffrey S. Sloan                                       0           0            0             0
Linda J. Slotnick                                      0           0            0             0
Cody J Smith                                           0       1,000(10)        0         1,000(10)
Derek S. Smith                                         0           0            0             0
Michael M. Smith                                       0           0            0             0
Sarah E. Smith                       UK                0           0            0             0
Trevor A. Smith                      UK                0           0            0             0
John E. Smollen                                        0           0            0             0
Randolph C. Snook                                      0           0            0             0
Jonathan S. Sobel                                      0           0            0             0
David M. Solomon                                       0           0            0             0
Judah C. Sommer                                        0           0            0             0
Theodore T. Sotir                                      0           0            0             0
Sergio E. Sotolongo                                    0           0            0             0
Vickrie C. South                                       0           0            0             0
Daniel L. Sparks                                       0           0            0             0
Marc A. Spilker                                        0           0            0             0
Daniel W. Stanton                                      0           0            0             0
Steven R. Starker                                      0           0            0             0
Keith G. Starkey                     UK                0           0            0             0
Esta E. Stecher                                        0           0            0             0
Cathrine S. Steck                                      0           0            0             0
Fredric E. Steck                                       0           0            0             0

----------

(10)  Shared with family members.

                                                    ITEM 7      ITEM 8      ITEM 9        ITEM 10
                                   ITEM 6            SOLE       SHARED       SOLE          SHARED
                                 CITIZENSHIP        VOTING      VOTING    DISPOSITIVE   DISPOSITIVE
                               (UNITED STATES      POWER OF    POWER OF     POWER OF      POWER OF
          ITEM 1              UNLESS OTHERWISE    UNCOVERED   UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES      SHARES       SHARES        SHARES
--------------------------       ----------         ------      ------       ------        ------
Robert K. Steel                                        0           0            0             0
Jean-Michel Steg                   France              0           0            0             0
Stuart L. Sternberg                                    0           0            0             0
Joseph P. Stevens                                      0           0            0             0
Raymond S. Stolz                                       0           0            0             0
Margaret E. Stone                                      0           0            0             0
Timothy T. Storey                  Canada              0           0            0             0
George C. Strachan                                     0           0            0             0
Fredrik J. Stromholm               Sweden              0           0            0             0
Raymond B. Strong, III                                 0           0            0             0
Steven H. Strongin                                     0           0            0             0
Andrew J. Stuart                 Australia             0           0            0             0
Nobumichi Sugiyama                 Japan               0           0            0             0
Christopher P. Sullivan         USA/Ireland            0           0            0             0
Patrick Sullivan                                       0           0            0             0
Johannes R. Sulzberger            Austria              0           0            0             0
Hsueh J. Sung                      Taiwan              0           0            0             0
George M. Suspanic                 Spain               0           0            0             0
Richard J. Sussman                                     0           0            0             0
Peter D. Sutherland S.C.          Ireland              0           0            0             0
Watanan Suthiwartnarueput         Thailand             0           0            0             0
Gary J. Sveva                                          0           0            0             0
Eric S. Swanson                                        0           0            0             0
Gene T. Sykes                                          0           0            0             0
Shahriar Tadjbakhsh                                    0           0            0             0
Ronald K. Tanemura                 UK/USA              0           0            0             0
Caroline H. Taylor                   UK                0           0            0             0
John H. Taylor                                         0           0            0             0
Greg W. Tebbe                                          0           0            0             0
David H. Tenney                                        0           0            0             0
Kiyotaka Teranishi                 Japan               0           0            0             0
Mark R. Tercek                                         0           0            0             0
Donald F. Textor                                       0           0            0             0
John A. Thain                                          0           0            0             0
John L. Thornton                                       0           0            0             0
Timothy J. Throsby               Australia             0           0            0             0
Nicolas F. Tiffou                  France              0           0            0             0
Jason A. Tilroe                                        0           0            0             0
Rory T. Tobin                     Ireland              0           0            0             0
Daisuke Toki                       Japan               0           0            0             0
Gary S. Tolchin                                        0           0            0             0
Peter K. Tomozawa                                      0           0            0             0
Massimo Tononi                     Italy               0           0            0             0
Brian J. Toolan                                        0           0            0             0
John R. Tormondsen                                     0           0            0             0
Leslie C. Tortora                                      0           0            0             0
John L. Townsend III                                   0           0            0             0
Mark J. Tracey                       UK                0           0            0             0
Lawrence F. Trainor                                    0           0            0             0
Stephen S. Trevor                                      0           0            0             0

                                                    ITEM 7      ITEM 8      ITEM 9        ITEM 10
                                   ITEM 6            SOLE       SHARED       SOLE          SHARED
                                 CITIZENSHIP        VOTING      VOTING    DISPOSITIVE   DISPOSITIVE
                               (UNITED STATES      POWER OF    POWER OF     POWER OF      POWER OF
          ITEM 1              UNLESS OTHERWISE    UNCOVERED   UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES      SHARES       SHARES        SHARES
--------------------------       ----------         ------      ------       ------        ------
Byron D. Trott                                         0           0            0             0
Michael A. Troy                                        0           0            0             0
Daniel Truell                        UK                0           0            0             0
Donald J. Truesdale                                    0           0            0             0
Robert B. Tudor III                                    0           0            0             0
Thomas E. Tuft                                         0           0            0             0
John Tumilty                         UK                0           0            0             0
Barry S. Turkanis                                      0           0            0             0
Malcolm B. Turnbull              Australia             0           0            0             0
Christopher H. Turner                                  0           0            0             0
Gareth N. Turner                   Canada              0           0            0             0
Thomas B. Tyree, Jr.                                   0           0            0             0
Harkanwar Uberoi                   India               0           0            0             0
Eiji Ueda                          Japan               0           0            0             0
Kaysie P. Uniacke                                      0           0            0             0
Can Uran                                               0           0            0             0
John E. Urban                                          0           0            0             0
Lucas van Praag                      UK                0           0            0             0
Hugo H. Van Vredenburch       The Netherlands          0           0            0             0
Frederick G. Van Zijl                                  0           0            0             0
Lee G. Vance                                           0           0            0             0
Ashok Varadhan                                         0           0            0             0
Corrado P. Varoli                  Canada              0           0            0             0
George F. Varsam                                       0           0            0             0
John J. Vaske                                          0           0            0             0
David A. Viniar                                        0           0            0             0
Barry S. Volpert                                       0           0            0             0
Casper W. Von Koskull             Finland              0           0            0             0
David H. Voon                                          0           0            0             0
Robert T. Wagner                                       0           0            0             0
John E. Waldron                                        0           0            0             0
George H. Walker IV                                    0           0            0             0
Thomas B. Walker III                                   0           0            0             0
Robert P. Wall                                         0           0            0             0
Steven A. Wallace                    UK                0           0            0             0
Berent A. Wallendahl               Norway              0           0            0             0
Alastair J. Walton              UK/Australia           0           0            0             0
David R. Walton                      UK                0           0            0             0
Hsueh-Ming Wang                                        0           0            0             0
Patrick J. Ward                                        0           0            0             0
Michael W. Warren                    UK                0           0            0             0
Haruko Watanuki                    Japan               0           0            0             0
Jerry T. Wattenberg                                    0           0            0             0
David M. Weil                                          0           0            0             0
Theodor Weimer                    Germany              0           0            0             0
Frank Weinberg III                                     0           0            0             0
John S. Weinberg                                       0           0            0             0
Peter A. Weinberg                                      0           0            0             0
Helge Weiner-Trapness              Sweden              0           0            0             0
Gregg S. Weinstein                                     0           0            0             0

                                                    ITEM 7      ITEM 8      ITEM 9        ITEM 10
                                   ITEM 6            SOLE       SHARED       SOLE          SHARED
                                 CITIZENSHIP        VOTING      VOTING    DISPOSITIVE   DISPOSITIVE
                               (UNITED STATES      POWER OF    POWER OF     POWER OF      POWER OF
          ITEM 1              UNLESS OTHERWISE    UNCOVERED   UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES      SHARES       SHARES        SHARES
--------------------------       ----------         ------      ------       ------        ------
Scott R. Weinstein                                     0           0            0             0
Mark S. Weiss                                          0           0            0             0
George W. Wellde, Jr.                                  0           0            0             0
Christopher S. Wendel                                  0           0            0             0
Martin M. Werner                   Mexico              0           0            0             0
Richard T. Wertz                                       0           0            0             0
Lance N. West                                          0           0            0             0
Matthew Westerman                    UK                0           0            0             0
Barbara A. White                                       0           0            0             0
William Wicker                                         0           0            0             0
A. Carver Wickman                                      0           0            0             0
C. Howard Wietschner                                   0           0            0             0
David D. Wildermuth                                  385           0          385             0
Kevin L. Willens                                       0           0            0             0
Susan A. Willetts                                      0           0            0             0
Anthony G. Williams                  UK                0           0            0             0
Christopher G. Williams              UK                0           0            0             0
Gary W. Williams                                       0           0            0             0
Thomas L. Williams                                     0           0            0             0
Todd A. Williams                                      90           0           90             0
John S. Willian                                        0           0            0             0
Kenneth W. Willman                                     0           0            0             0
Keith R. Wills                       UK                0           0            0             0
Andrew F. Wilson                New Zealand            0           0            0             0
Kendrick R. Wilson III                                 0           0            0             0
Kurt D. Winkelmann                                     0           0            0             0
Jon Winkelried                                         0           0            0             0
Steven J. Wisch                                        0           0            0             0
Michael S. Wishart                                     0           0            0             0
Richard E. Witten                                      0           0            0             0
William H. Wolf, Jr.                                   0           0            0             0
Melinda B. Wolfe                                       0           0            0             0
Tracy R. Wolstencroft                                  0           0            0             0
Jon A. Woodruf                                         0           0            0             0
Zi Wang Xu                   Canada/China (PRC)        0           0            0             0
Richard A. Yacenda                                     0           0            0             0
Tetsufumi Yamakawa                 Japan               0           0            0             0
Yasuyo Yamazaki                    Japan               0           0            0             0
Anne Yang                                              0           0            0             0
Michael Y. Yao                                         0           0            0             0
Danny O. Yee                                           0           0            0             0
Jaime E. Yordan                                        0           0            0             0
W. Thomas York, Jr.                                    0           0            0             0
Wassim G. Younan                  Lebanon              0           0            0             0
Paul M. Young                                          0           0            0             0
Richard M. Young                                       0           0            0             0
William J. Young                                       0           0            0             0

                                                    ITEM 7      ITEM 8         ITEM 9        ITEM 10
                                   ITEM 6            SOLE       SHARED          SOLE          SHARED
                                 CITIZENSHIP        VOTING      VOTING       DISPOSITIVE   DISPOSITIVE
                               (UNITED STATES      POWER OF    POWER OF        POWER OF      POWER OF
          ITEM 1              UNLESS OTHERWISE    UNCOVERED   UNCOVERED       UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES      SHARES          SHARES        SHARES
--------------------------       ----------         ------      ------          ------        ------
Michael J. Zamkow                                       0            55(11)          0             55(11)
Paolo Zannoni                      Italy                0             0              0              0
Yoel Zaoui                         France               0             0              0              0
Gregory Zenna                                           0             0              0              0
Gregory H. Zehner                                       0             0              0              0
Jide J. Zeitlin                                         0             0              0              0
Alphonse Zenna                                          0             0              0              0
Joan H. Zief                                            0             0              0              0
Joseph R. Zimmel                                        0             0              0              0
James P. Ziperski                                       0             0              0              0
Barry L. Zubrow                                         0             0              0              0
Mark A. Zurack                                          0             0              0              0

Shares held by 104                  N/A                 0     2,258,382              0      2,258,382
private charitable
foundations established by
104 Covered Persons each
of whom is a co-trustee of
one or more of such
private charitable
foundations(12)

----------

(11)  Shared with family members.

(12) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
TRUSTS
120 Broadway Partners                       New Jersey           0             0             0              0
2000 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Danny O. Yee Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Girish V. Reddy Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 John A. Thain Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Kipp M. Nelson Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Mary Ann Casati Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Scott S. Prince Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Danny O. Yee Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
The Abby Joseph Cohen 2000 Annuity
    Trust I                                                      0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                        0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Abby Joseph Cohen 2001 Annuity
    Trust I                                                      0             0             0              0
The Abby Joseph Cohen 2001 Annuity
    Trust II                                                     0             0             0              0
A.C. Trust                                                       0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0
The Alexander Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                        0             0             0              0
The Alexandra D. Steel 2000 Trust                                0             0             0              0
The Alexis Blood 2000 Trust                                      0             0             0              0
The Alyssa Blood 2000 Trust                                      0             0             0              0
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust                                  Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust                             0             0             0              0
The Andrew M. Alper 2000 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Alper 2001 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Gordon 2000 Family Trust                           0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    June 2000                                                    0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    6/26/2001                                                    0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000 Trust                              0             0             0              0
The Anthony D. Lauto 2000 Annuity
    Trust I                                                      0             0             0              0
The Anthony D. Lauto 2000 Family Trust                           0             0             0              0
The Anthony D. Lauto 2001 Annuity
    Trust I                                                      0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                             Connecticut           0             0             0              0
Arthur J. Reimers, III Grantor
    Retained Annuity Trust 2000            Connecticut           0             0             0              0
The Avi M. Nash 2000 Annuity Trust I                             0             0             0              0
The Avi M. Nash 2000 Family Trust                                0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Avi M. Nash 2001 Annuity Trust I                             0             0             0              0
The Bari Marissa Schwartz 2000 Trust                             0             0             0              0
Barry A. Kaplan 2000 Family Trust                                0             0             0              0
Barry A. Kaplan 2000 GRAT                                        0             0             0              0
Barry A. Kaplan 2001 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Annuity
    Trust I                                                      0             0             0              0
The Barry L. Zubrow 2000 Family Trust                            0             0             0              0
The Barry L. Zubrow 2001 Annuity
    Trust I
The Beller/Moses Trust                                           0             0             0              0
The Benjamin H. Sherlund 2000 Trust                              0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradford C. Koenig 2001 Annuity
    Trust I                                                      0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                        0             0             0              0
The Bradley Abelow Family 2000 Trust                             0             0             0              0
Brian Patrick Minehan 2001 Trust                                 0             0             0              0
The Caceres Novogratz Family Trust                               0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000 Annuity
    Trust I                                                      0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                        0             0             0              0
The Christopher A. Cole 2001 Annuity
    Trust I                                                      0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                        0             0             0              0
The Christopher Palmisano 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Christopher Palmisano Remainder
    Trust                                                        0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                        0             0             0              0
The Cody J Smith 2000 Annuity Trust I                            0             0             0              0
The Cody J Smith 2000 Family Trust                               0             0             0              0
The Cody J Smith 2001 Annuity Trust I

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Connie K. Duckworth 2000 Annuity
    Trust I                                                      0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                        0             0             0              0
The Corzine Blind Trust                                          0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                        0             0             0              0
The Daniel M. Neidich 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel M. Neidich 2001 Annuity
    Trust I
The Daniel W. Stanton 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton II 2000 Trust                              0             0             0              0
The Daniel W. Stanton 2001 Annuity
    Trust I                                                      0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2000 Annuity Trust
    DTD as of 6/16/2000                    Pennsylvania          0             0             0              0
The David B. Ford 2001 Annuity Trust
    DTD as of 3/26/2001                    Pennsylvania          0             0             0              0
The David B. Heller 2000 Annuity
    Trust I                                                      0             0             0              0
The David B. Heller 2000 Family Trust                            0             0             0              0
The David G. Lambert 2000 Annuity
    Trust I                                                      0             0             0              0
The David G. Lambert 2000 Family Trust                           0             0             0              0
The David G. Lambert 2001 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2000 Annuity Trust
    I                                                            0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0
The David L. Henle 2001 Annuity Trust
    I                                                            0             0             0              0
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2000 Annuity Trust I                            0             0             0              0
The David Viniar 2001 Annuity Trust I                            0             0             0              0
The David W. Blood 2000 Annuity Trust
    I                                                            0             0             0              0
The David W. Blood 2001 Annuity Trust
    I                                                            0             0             0              0
The Donald F. Textor 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Donald F. Textor 2001 Annuity
    Trust I                                                      0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The E. Gerald Corrigan 2001 Annuity
    Trust I                                                      0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0
The Edward C. Forst 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward C. Forst 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2001 Trust                                 0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                   California           0             0             0              0
Eff Warren Martin 2000 Grantor
    Retained Annuity Trust                  California           0             0             0              0
Eff Warren Martin 2001 Grantor
    Retained Annuity Trust                  California           0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust                                      0             0             0              0
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0
The Esta Eiger Stecher 2000 Annuity
    Trust I                                                      0             0             0              0
The Esta Eiger Stecher 2001 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Francis J. Ingrassia 2001 Annuity
    Trust I                                                      0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Annuity
    Trust I                                                      0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
The Fredric E. Steck 2001 Annuity
    Trust I                                                      0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
Gary D. Cohn 2000 GRAT                                           0             0             0              0
The Gary Tolchin 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Gary Tolchin 2001 Family Trust          New Jersey           0             0             0              0
The Gary W. Williams 2001 Trust                                  0             0             0              0
The Gene Tiger Sykes 2001 Annuity
    Trust I                                                      0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                           0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Annuity
    Trust I                                                      0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0
The George H. Walker 2001 Annuity
    Trust I                                                      0             0             0              0
The George W. Wellde, Jr. 2000
    Annuity Trust I                                              0             0             0              0
The George W. Wellde, Jr. 2001
    Annuity Trust I                                              0             0             0              0
The George William Wellde, III 2000
    Trust                                                        0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy 2001 Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0
The Goldenberg 2000 Annuity Trust I                              0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Annuity
    Trust I                                                      0             0             0              0
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Greg M. Ostroff 2001 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Gregory H. Zehner 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Gregory K. Palm 2001 Annuity
    Trust I                                                      0             0             0              0
The Guapulo Trust                             Jersey             0             0             0              0
The Harvey Silverman 2001 Family Trust                           0             0             0              0
The Harvey Silverman 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Howard A. Silverstein 2000
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard A. Silverstein 2001
    Annuity Trust I                                              0             0             0              0
The Howard B. Schiller 2000 Annuity
    Trust I                                                      0             0             0              0
The Howard B. Schiller 2001 Annuity
    Trust I                                                      0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2000 Annuity
    Trust I                                                      0             0             0              0
The J. David Rogers 2001 Annuity
    Trust I                                                      0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
James P. Riley, Jr. 2000 GRAT                                    0             0             0              0
James P. Riley, Jr. 2001 GRAT                                    0             0             0              0
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust                                                    0             0             0              0
JG 2000 Trust (continuing trust)                                 0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
JG 2001 GRAT                                                     0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John L. Townsend, III 2000
    Annuity Trust I                                              0             0             0              0
The John L. Townsend, III 2001
    Annuity Trust I                                              0             0             0              0
The John Minio 2001 Grantor Retained
    Annuity Trust                           New Jersey           0             0             0              0
The John Minio 2001 Family Trust            New Jersey           0             0             0              0
The John O. Downing 2000 Annuity
    Trust I                                                      0             0             0              0
The John O. Downing 2000 Family Trust                            0             0             0              0
The John O. Downing 2001 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2000 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The John S. Weinberg 2001 Annuity
    Trust I                                                      0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan M. Lopatin 2000 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2001 Annuity
    Trust I                                                      0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph Della Rosa 2001 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Joseph H. Gleberman 2001 Annuity
    Trust I                                                      0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A.M. Stanton 2000 Trust                            0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0
The Kelsey Fithian 2000 Trust                                    0             0             0              0
The Kenneth Litzenberger 2000 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kevin W. Kennedy 2001 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                        0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                            0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0
The Kuala Trust                               Jersey             0             0             0              0
The Kyle F. Textor 2000 Trust                                    0             0             0              0
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000
    Annuity Trust I                                              0             0             0              0
The Lawrence R. Buchalter 2000 Family
    Trust                                                        0             0             0              0
The Lawrence R. Buchalter 2001
    Annuity Trust I                                              0             0             0              0
The Lee G. Vance 2000 Annuity Trust I                            0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Lee G. Vance 2001 Annuity Trust I                            0             0             0              0
The Leslie C. Tortora 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Leslie C. Tortora 2001 Annuity
    Trust I                                                      0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
Lloyd C. Blankfein 2000 GRAT                                     0             0             0              0
The Lloyd C. Blankfein 2001 Annuity
    Trust I                                                      0             0             0              0
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0
The Mark A. Zurack 2000 Annuity Trust
    I                                                            0             0             0              0
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0
The Mark A. Zurack 2001 Annuity Trust
    I                                                            0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Schwartz 2000 Annuity Trust I                           0             0             0              0
The Mark Schwartz 2001 Annuity Trust I                           0             0             0              0
The Mark Tercek 2000 Annuity Trust I                             0             0             0              0
The Mark Tercek 2000 Family Trust                                0             0             0              0
The Mark Tercek 2001 Annuity Trust I                             0             0             0              0
Marks 2000                                                       0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0
Melissa Jane Minehan 2001 Trust                                  0             0             0              0
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Michael A. Price 2000 Family Trust                           0             0             0              0
The Michael D. Ryan 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael D. Ryan 2000 Family Trust                            0             0             0              0
The Michael D. Ryan 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0
The Michael J. Zamkow 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2001 Trust                                 0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2000 Annuity
    Trust I                                                      0             0             0              0
The Milton R. Berlinski 2001 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0
Murphy 2000                                                      0             0             0              0
Murphy 2000 (continuing trust)                                   0             0             0              0
Murphy 2001 GRAT                                                 0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Patrick J. Ward 2001 Trust                                   0             0             0              0
The Patrick Scire 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Patrick Scire 2001 Family Trust         New Jersey           0             0             0              0
The Peter C. Gerhard 2000 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter C. Gerhard 2001 Annuity
    Trust I                                                      0             0             0              0
The Peter D. Kiernan, III 2000
    Annuity Trust I                                              0             0             0              0
The Peter Kiernan IV 2000 Trust                                  0             0             0              0
The Peter D. Kiernan, III 2001
    Annuity Trust I                                              0             0             0              0
The Peter S. Kraus 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Peter S. Kraus 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2000 Family Trust                           0             0             0              0
The Philip D. Murphy 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2001 Annuity
    Trust I                                                      0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Annuity
    Trust I                                                      0             0             0              0
The Ralph F. Rosenberg 2000 Family
    Trust                                                        0             0             0              0
The Ralph F. Rosenberg 2001 Annuity
    Trust I                                                      0             0             0              0
Randal M. Fippinger-Millennium Trust                             0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
The Randy Frankel 2001 Family Trust                              0             0             0              0
The Randy Frankel 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
Rayas Trust                                   Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0
The Richard A. Sapp 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2000 Family Trust                            0             0             0              0
The Richard A. Sapp 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard Hogan 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Richard Hogan 2001 Family Trust                              0             0             0              0
Robert A. Fippinger, Jr.-Millennium
    Trust                                                        0             0             0              0
The Robert B. Litterman 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Litterman 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Hurst 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2000 Family Trust                           0             0             0              0
The Robert J. O'Shea 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2000 Family Trust                             0             0             0              0
The Robert J. Pace 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert K. Steel 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert K. Steel 2001 Annuity
    Trust I                                                      0             0             0              0
The Robin Neustein 2000 Annuity
    Trust I                                                      0             0             0              0
The Robin Neustein 2001 Annuity
    Trust I                                                      0             0             0              0
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                              0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0
The Scott B. Kapnick 2000 Annuity
    Trust I                                                      0             0             0              0
The Scott B. Kapnick 2000 Family Trust                           0             0             0              0
The Scott B. Kapnick 2001 Annuity
    Trust I                                                      0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
Scott M. Pinkus 2000 GRAT                   New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0
The Sharmin Mossavar-Rahmani 2001
    Annuity Trust I                                              0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Steven J. Wisch 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven J. Wisch 2001 Family Trust                            0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven T. Mnuchin 2000 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Steven T. Mnuchin 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven Starker 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Steven Starker 2001 Family Trust                             0             0             0              0
The Stuart Mark Rothenberg 2000
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Stuart Mark Rothenberg 2001
    Annuity Trust I                                              0             0             0              0
The Stuart Sternberg 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Stuart Sternberg 2001 Family
    Trust                                                        0             0             0              0
The Terence M. O' Toole 2000 Annuity
    Trust I                                                      0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                        0             0             0              0
The Terence M. O' Toole 2001 Annuity
    Trust I                                                      0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Thomas J. Healey 2001 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas K. Montag 2000 Annuity
    Trust I                                                      0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0
The Thomas K. Montag 2001 Annuity
    Trust I                                                      0             0             0              0
The Tracy Richard Wolstencroft 2000
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
The Tracy Richard Wolstencroft 2001
    Annuity Trust I                                              0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01                 New Jersey           0             0             0              0
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01         New Jersey           0             0             0              0
Trust u/w James Kellogg III                 New Jersey           0             0             0              0
The Unicorn Trust                               UK               0             0             0              0
Vyrona Trust                                  Jersey             0             0             0              0
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0
The Zachariah Cobrinik 2000 Annuity
    Trust I                                                      0             0             0              0
Zachariah Cobrinik 2001 Annuity
    Trust I                                                      0             0             0              0
Zachariah Cobrinik 2001 Family Trust                             0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0

PARTNERSHIPS
ALS Investment Partners, L.P.                Delaware            0             0             0              0
Beech Associates, L.P.                       Delaware            0             0             0              0
Bermuda Partners, L.P.                       Delaware            0             0             0              0
Crestley, L.P.                               Delaware            0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
EPG Associates, L.P.                                             0             0             0              0
Greenley Partners, L.P.                      Delaware            0             0             0              0
 Harris Capital Partners, Limited
    Partnership                              Delaware            0             0             0              0
HEMPA Limited Partnership                    Delaware            0             0             0              0
JSS Investment Partners, L.P.                Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership                     Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
The Rizner Family Limited Partnership        Illinois            0             0             0              0
Savitz Investment Partners, L.P.             Delaware            0             0             0              0
Silverman Partners, L.P.                     Delaware            0             0             0              0
Stone Gate GS Partners, L.P.                 Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Ward Investment Partners, L.P.               Delaware            0             0             0              0
Windy Hill Investment Company II, L.P.       Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

LIMITED LIABILITY COMPANIES
The Gary Tolchin Family LLC                  Delaware            0             0             0              0
The George Varsam Family LLC                 Delaware            0             0             0              0
The James Coufos Family LLC                  Delaware            0             0             0              0
The John Minio Family LLC                    Delaware            0             0             0              0
The Lawrence Cohen Family LLC                Delaware            0             0             0              0
The Lawrence Trainor Family LLC              Delaware            0             0             0              0
The Patrick Scire Family LLC                 Delaware            0             0             0              0
The Raymond Murphy Family LLC                Delaware            0             0             0              0
The Rebecca Amitai Family LLC                Delaware            0             0             0              0
The Richard Hogan Family LLC                 Delaware            0             0             0              0
The Stephen Levick Family LLC                Delaware            0             0             0              0
The Steven Starker Family LLC                Delaware            0             0             0              0
The Stuart Sternberg Family LLC              Delaware            0             0             0              0
The Thomas Gravina Family LLC                Delaware            0             0             0              0
The Thomas Williams Family LLC               Delaware            0             0             0              0
The Todd Christie Family LLC                 Delaware            0             0             0              0

CORPORATIONS
Anahue Limited                                Jersey             0             0             0              0
Guapulo Holdings Limited                      Jersey             0             0             0              0
HJS2 Limited                              Cayman Islands         0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
IAT Reinsurance Syndicate Ltd.               Bermuda             0             0             0              0
Majix Limited                                 Jersey             0             0             0              0
Melalula Limited                              Jersey             0             0             0              0
RJG Holding Company                       Cayman Islands         0             0             0              0
Robinelli Limited                             Jersey             0             0             0              0
Vyrona Holdings Limited                       Jersey             0             0             0              0
Zurrah Limited                                Jersey             0             0             0              0

         This Amendment No. 21 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 21 is being filed primarily because certain Covered Persons (as defined below) have in the aggregate disposed of shares of Common Stock (as defined below) in an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         According to the separate Schedules 13D and amendments thereto filed by SMBC Capital Markets, Inc. (formerly Sumitomo Bank Capital Markets, Inc.) ("SMBC") and Kamehameha Activities Association ("KAA"), each of SMBC and KAA disposed of all of its shares of Common Stock on January 7, 2002. All information contained in this Schedule relating to SMBC and KAA has been included based upon information provided by SMBC and KAA; the separate Schedules 13D filed by SMBC and KAA and any amendments thereto should be referred to for information relating to SMBC and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates,

"SLK"); (iv) the former members of Benjamin Jacobson & Sons, LLC (the "Jacobson Covered Persons") acquired certain Covered Shares in exchange for their interests in Benjamin Jacobson & Sons, LLC ("Jacobson"); (v) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (vi) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vii) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired certain Covered Shares in connection with the combination of GS Inc. with SLK and through certain employee compensation, benefit or similar plans of GS Inc. The Jacobson Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Jacobson and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and certain former direct and indirect owners of Hull and SLK to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending February 22, 2002, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 11,783,719 shares for all Covered Persons). These sales commenced on January 2, 2002 and an aggregate of 2,615,663 Covered Shares had been sold as of January 10, 2002, as described in Annex E. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement" and, together with the SLK Member Agreement, the "Member Agreements"), between such Jacobson Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer

Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull, the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK and the Covered Shares acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson. Under these restrictions, each such PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons and the SLK Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the Charitable Donations described in Annex E, and to permit the sale of up to an aggregate of 11,783,719 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending February 22, 2002 under the Rule 144 Program described in Item 4 and in Annex C hereto (of which 2,615,663 Covered Shares had been sold as of January 10, 2002).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s combination with SLK and acquisition of Jacobson, each SLK Covered Person or Jacobson Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's or Jacobson Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the Charitable Donations described in Annex E, as well as the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999 and December 22, 2000, GS Inc. entered into a Registration Rights Instrument and three substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

  Exhibit                              Description
  -------                              -----------
A.                Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17,
                  1999 (File No. 005-56295) (the "Initial Schedule 13D")).

B.                Form of Agreement Relating to Noncompetition and Other
                  Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

C.                Form of Pledge Agreement (the "IPO Pledge Agreement")
                  (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

D.                Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
                  Exhibit E), dated July 10, 2000 (incorporated by reference to
                  Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

E.                Registration Rights Instrument, dated as of December 10, 1999
                  (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
                  005-56295)).

F.                Supplemental Registration Rights Instrument, dated as of
                  December 10, 1999 (incorporated by reference to Exhibit H to
                  Amendment No. 1 to the Initial Schedule 13D, filed December
                  17, 1999 (File No. 005-56295)).

G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                  Group, L.P. (incorporated by reference to Exhibit I to
                  Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                  2000 (File No. 005-56295)).

H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No.
                  2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                  005-56295)).

I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
                  (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                  005-56295)).

J.                Form of Counterpart to Shareholders' Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

K.                Form of Counterpart to Shareholders' Agreement for non-U.S.
                  trusts (incorporated by reference to Exhibit M to Amendment
                  No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                  No. 005-56295)).

L.                Form of Guarantee and Pledge Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

M.                Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

  Exhibit                              Description
  -------                              -----------
N.                Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (Jersey version) (incorporated by reference to
                  Exhibit P to Amendment No. 3 to the Initial Schedule 13D,
                  filed June 30, 2000 (File No. 005-56295)).

O.                Form of Counterpart to Shareholders' Agreement for Transferee
                  Covered Persons (incorporated by reference to Exhibit Q to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

P.                Supplemental Registration Rights Instrument, dated as of June
                  19, 2000 (incorporated by reference to Exhibit R to Amendment
                  No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                  No. 005-56295)).

Q.                Supplemental Registration Rights Instrument, dated as of July
                  31, 2000 (incorporated by reference to Exhibit S to Amendment
                  No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                  No. 005-56295)).

R.                Underwriting Agreement (U.S. Version), dated as of August 1,
                  2000 (incorporated by reference to Exhibit T to Amendment No.
                  5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
                  005-56295)).

S.                Underwriting Agreement (International Version), dated as of
                  August 1, 2000 (incorporated by reference to Exhibit U to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

T.                Underwriting Agreement (Asia/Pacific Version), dated as of
                  August 1, 2000 (incorporated by reference to Exhibit V to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

U. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial
                  Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

V.                Power of Attorney (incorporated by reference to Exhibit X to
                  Amendment No. 14 to the Initial Schedule 13D, filed March 29,
                  2001 (File No. 005-56295)).

W.                Form of Amended and Restated Member Agreement, dated as of
                  September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person
                  (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No.
                  005-56295)).

X. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                  Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

Y.                Supplemental Registration Rights Instrument, dated as of
                  December 21, 2000 (incorporated by reference to Exhibit AA to
                  Amendment No. 12 to the Initial Schedule 13D, filed January
                  23, 2001 (File No. 005-56295)).

Z. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

  Exhibit                              Description
  -------                              -----------
AA.               Form of Pledge Agreement, dated as of March 19, 2001, between
                  GS Inc. and each Jacobson Covered Person (incorporated by
                  reference to Exhibit CC to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

BB.               Form of Guarantee and Pledge Agreement for trusts
                  (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                  005-56295)).

CC.               Form of Pledge Agreement for beneficiaries of trusts
                  (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                  005-56295)).

DD. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations
                  (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
                  005-56295)).

EE. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations
                  (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
                  005-56295)).

FF.               Supplemental Registration Rights Instrument, dated as of
                  December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.)

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS

                                                                         CONVICTIONS OR         BENEFICIAL
                                                                          VIOLATIONS OF       OWNERSHIP OF THE
                                                                         FEDERAL OR STATE   COMMON STOCK OF THE
                                                                         LAWS WITHIN THE       GOLDMAN SACHS
 NAME         CITIZENSHIP   BUSINESS ADDRESS      PRESENT EMPLOYMENT     LAST FIVE YEARS        GROUP, INC.
Steven M.         USA        85 Broad Street      Managing Director,          None           Covered Person, so
Bunson                       New York, NY         The Goldman Sachs                          ownership is as set
                             10004                Group, Inc.                                forth in or incorporated
                                                                                             into Item 5 above.

Russell E.        USA        85 Broad Street      Managing Director,          None           Covered Person, so
Makowsky                     New York, NY         The Goldman Sachs                          ownership is as set
                             10004                Group, Inc.                                forth in or incorporated
                                                                                             into Item 5 above.

Michael H.        UK         26 New Street,       Partner,                    None           None
Richardson                   St. Helier, Jersey,  Bedell Cristin
                             JE4 3RA

John D. Amaral    UK         Victoria Hall        Vice President/             None           None
                             11 Victoria St.      Account Manager,
                             Hamilton HM11        J&H Marsh & McLennan
                             Bermuda

Marguerite R.     USA        120 Broadway         Vice President,             None           None
Gorman                       New York, NY         Spear, Leeds &
                             10271                Kellogg, L.P.

Richard D.        UK         41 Cedar Avenue      Partner, Appleby,           None           None
Spurling                     Hamilton HM12        Spurling & Kempe
                             Bermuda

                                                                         ANNEX B

ITEMS 2(D)
  AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS


None.

                                                                         ANNEX C

ITEM 4.    PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ended February 22, 2002, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above. See Annex E for information on the number of shares of Common Stock sold through January 10, 2002 (the difference between the number set forth in the following table and the number set forth in Annex E being the number of shares each listed Covered Person intends to sell under the Rule 144 Program during the remainder of the fiscal quarter).

COVERED PERSON                                  NUMBER OF SHARES
--------------                                  ----------------
Bradley I. Abelow                                       19,983
Paul M. Achleitner                                      97,864
Andrew M. Alper                                         15,000
Armen A. Avanessians                                    68,290
David Baum                                              20,286
Frank A. Bednarz                                         1,267
Ron E. Beller                                           42,915
Milton R. Berlinski                                     52,000
Lloyd C. Blankfein                                      80,000
David W. Blood                                          69,984
Peter L. Briger, Jr.                                    46,988
Richard J. Bronks                                       22,173
Edward A. Brout                                         17,841
Lawrence R. Buchalter                                   30,000
Andrew Cader                                           212,380
Michael J. Carr                                         26,139
Christopher J. Carrera                                  20,000
Mark Carroll                                             2,389
Mary Ann Casati                                         16,000
Mark A. Castellano                                      80,667
Todd J. Christie                                        44,645
Zachariah Cobrinik                                      34,365
Abby Joseph Cohen                                       10,000
Lawrence A. Cohen                                       42,417
Gary D. Cohn                                            65,000
Christopher A. Cole                                     10,000
William Connell                                          2,659
Carlos A. Cordeiro                                      49,876
E. Gerald Corrigan                                      30,000
James A. Coufos                                         35,349
Frank L. Coulson, Jr.                                   85,189
Randolph L. Cowen                                       20,000
Philip M. Darivoff                                      20,287
Timothy D. Dattels                                      41,643
Gavyn Davies                                            50,000
Michael H. Davis                                        13,487
David A. Dechman                                        21,289
Robert V. Delaney, Jr.                                  40,000
Joseph Della Rosa                                       64,500
Neil V. DeSena                                          17,741
Alexander C. Dibelius                                   16,973
Stephen J. DiLascio                                     11,500

COVERED PERSON                                  NUMBER OF SHARES
--------------                                  ----------------
John O. Downing                                         62,472
Connie K. Duckworth                                     55,545
C. Steven Duncker                                       50,747
Gordon E. Dyal                                          35,415
Glenn P. Earle                                          40,484
Paul S. Efron                                           21,923
Gary L. Eisenreich                                       5,784
Aubrey J. Ellis                                          2,000
J. Michael Evans                                       101,913
Pieter Maarten Feenstra                                 20,000
Lawton W. Fitt                                          50,000
David B. Ford                                           85,900
Edward C. Forst                                         20,250
Randy W. Frankel                                        95,366
Christopher G. French                                   10,624
Richard A. Friedman                                     50,000
Joseph D. Gatto                                         81,000
Peter C. Gerhard                                        66,066
Nomi P. Ghez                                            35,729
Joseph H. Gleberman                                     79,206
Charles G. Goetz                                         5,668
Jeffrey B. Goldenberg                                   10,000
Jacob D. Goldfield                                      70,901
Gary F. Goldring                                        90,000
Amy O. Goodfriend                                       27,273
Andrew M. Gordon                                        20,000
Geoffrey T. Grant                                       37,618
Thomas J. Gravina                                       20,828
Eric P. Grubman                                         20,000
Edward S. Gutman                                        11,549
Joseph D. Gutman                                        20,000
Robert S. Harrison                                      40,000
Thomas J. Healey                                        47,491
David B. Heller                                         50,000
David L. Henle                                          10,000
Mary C. Henry                                           40,813
M. Roch Hillenbrand                                     20,000
Jacquelyn M. Hoffman-Zehner                             32,011
Richard R. Hogan                                        50,132
Fern Hurst                                              25,000
Robert J. Hurst                                         50,000
Francis J. Ingrassia                                    48,438
Timothy J. Ingrassia                                    24,045
Reuben Jeffery III                                      82,470
Stefan J. Jentzsch                                      23,781
Chansoo Joung                                           25,000
Ann F. Kaplan                                           75,034
Barry A. Kaplan                                         30,242
Scott B. Kapnick                                        81,036
Robert J. Katz                                         106,548
Kevin W. Kennedy                                        50,000
William J. Kenney                                       31,597
Douglas W. Kimmelman                                    32,890

COVERED PERSON                                  NUMBER OF SHARES
--------------                                  ----------------
Bradford C. Koenig                                      36,674
Jonathan L. Kolatch                                     48,414
Peter S. Kraus                                          50,000
David G. Lambert                                        30,548
Thomas D. Lasersohn                                     15,000
Anthony D. Lauto                                        21,861
Stephen M. Levick                                       16,899
Matthew G. L'Heureux                                    23,911
Lawrence H. Linden                                      71,359
Robert Litterman                                        43,797
Robert H. Litzenberger                                  15,797
Jonathan M. Lopatin                                     37,429
Michael R. Lynch                                        99,000
Peter G.C. Mallinson                                    81,215
Arthur S. Margulis, Jr.                                 12,500
Ronald G. Marks                                         38,569
Nicholas I. Marovich                                     5,806
Eff W. Martin                                           65,544
John P. McNulty                                        117,908
Sanjeev K. Mehra                                        16,500
T. Willem Mesdag                                        69,073
Eric M. Mindich                                         85,796
John J. Minio                                           37,430
Steven T. Mnuchin                                       85,145
Masanori Mochida                                       104,977
Karsten N. Moller                                       42,091
Thomas K. Montag                                        40,000
Wayne L. Moore                                          25,000
R. Scott Morris                                          2,000
Robert B. Morris III                                    79,120
Sharmin Mossavar-Rahmani                                85,000
Edward A. Mule                                          50,000
Timothy R. Mullen                                      147,973
Philip D. Murphy                                        20,000
Raymond T. Murphy                                       11,897
Thomas S. Murphy, Jr.                                   16,000
Avi M. Nash                                             13,600
Daniel M. Neidich                                       90,763
Kipp M. Nelson                                          45,288
Robin Neustein                                         118,226
Suzanne M. Nora Johnson                                 98,526
Michael E. Novogratz                                    19,838
Terence J. O'Neill                                      25,000
Timothy J. O'Neill                                      86,070
Donald C. Opatrny, Jr.                                  81,193
Robert J. O'Shea                                        68,358
Greg M. Ostroff                                         15,516
Terence M. O'Toole                                      75,000
Robert J. Pace                                          16,320
Bryant F. Pantano                                        5,615
Scott M. Pinkus                                         82,292
Timothy C. Plaut                                        48,358
John J. Powers                                          50,000

COVERED PERSON                                  NUMBER OF SHARES
--------------                                  ----------------
Michael A. Price                                        24,227
Scott Prince                                            18,000
Stephen D. Quinn                                        50,000
Michael G. Rantz                                        42,273
Arthur J. Reimers III                                   74,199
James P. Riley, Jr.                                     77,257
Simon M. Robertson                                      60,000
J. David Rogers                                         83,916
Emmanuel Roman                                          23,316
Ralph F. Rosenberg                                      16,835
Stuart M. Rothenberg                                    35,000
Michael S. Rubinoff                                     21,599
Richard M. Ruzika                                       21,284
Jeri Lynn Ryan                                          12,456
John C. Ryan                                            24,000
Michael D. Ryan                                         15,000
Richard C. Salvadore                                    44,916
Richard A. Sapp                                        108,399
Joseph Sassoon                                          69,511
Tsutomu Sato                                            27,728
Muneer A. Satter                                        38,542
Jonathan S. Savitz                                      12,718
Peter Savitz                                            35,209
Howard B. Schiller                                      20,000
Antoine Schwartz                                        25,366
Eric S. Schwartz                                        75,209
Mark Schwartz                                          100,000
Patrick P. Scire                                        61,234
Charles B. Seelig, Jr.                                  78,000
Steven M. Shafran                                       31,872
Richard S. Sharp                                       109,358
Mary Beth Shea                                           5,703
James M. Sheridan                                       39,781
Richard G. Sherlund                                     49,683
Harvey Silverman                                        41,747
Howard A. Silverstein                                   20,000
Dinakar Singh                                           21,760
Christian J. Siva-Jothy                                 22,000
Cody J Smith                                            51,000
Jonathan S. Sobel                                       21,616
Marc A. Spilker                                         39,234
Daniel W. Stanton                                       50,000
Steven R. Starker                                       65,960
Esta E. Stecher                                         50,265
Fredric E. Steck                                        37,000
Cathrine S. Steck                                       12,000
Robert K. Steel                                        125,000
Gene T. Sykes                                           75,000
Mark R. Tercek                                          35,768
Donald F. Textor                                        45,426
Gary S. Tolchin                                         55,453
Brian J. Toolan                                         24,609
John R. Tormondsen                                      35,000

COVERED PERSON                                  NUMBER OF SHARES
--------------                                  ----------------
Leslie C. Tortora                                       82,605
John L. Townsend III                                    74,800
Lawrence F. Trainor                                     11,911
Byron D. Trott                                          35,000
Robert B. Tudor III                                     20,000
Thomas E. Tuft                                         100,000
Malcolm B. Turnbull*                                    23,254
John E. Urban                                           21,624
Lee G. Vance                                            51,341
George F. Varsam                                        25,068
David A. Viniar                                         75,000
Barry S. Volpert                                        82,072
Thomas B. Walker III                                   122,975
George H. Walker IV                                     20,018
Frank Weinberg III                                       4,295
Peter A. Weinberg                                      169,290
George W. Wellde, Jr.                                   60,000
Anthony G. Williams                                     75,923
Thomas L. Williams                                      15,218
Kendrick R. Wilson III                                  20,000
Jon Winkelried                                          50,000
Steven J. Wisch                                         39,274
Richard E. Witten                                       90,108
Tracy R. Wolstencroft                                   68,856
Yasuyo Yamazaki                                         20,000
Danny O. Yee                                            46,691
Gregory H. Zehner                                       35,309
Alphonse Zenna                                          23,229
Joseph R. Zimmel                                        98,402
Barry L. Zubrow                                         85,000
Mark A. Zurack                                          39,288

TRUSTS
------
120 Broadway Partners                                   30,000
Anahue Trust                                            14,562
The Corzine Blind Trust                                252,394
The Edward Scott Mead 2001 Trust                        25,000
The Gary W. Williams 2001 Trust                         65,000
The Girish V. Reddy 2001 Trust                          20,553
The Guapulo Trust                                            7
Mark Dehnert Living Trust                                5,000
The Michael J. Zamkow 2001 Trust                        53,623
The Patrick J. Ward 2001 Trust                          89,326
Trust u/w James Kellogg III                             35,000
The Unicorn Trust                                       94,677

PARTNERSHIPS
------------
Bermuda Partners, L.P.                                  17,000
Mijen Family Partnership                                14,000
The Rizner Family Limited Partnership                   10,334
Silverman Partners, L.P.                                37,067

COVERED PERSON                                  NUMBER OF SHARES
--------------                                  ----------------
CORPORATIONS
------------

Guapulo Holdings Limited                                50,107
HJS2 Limited                                            10,000
Majix Limited                                           45,534
Melalula Limited                                        83,234
Robinelli Limited                                       20,000
RJG Holding Company                                     31,747
Vyrona Holdings Limited                                 91,503

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS

An aggregate of 85,956 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

On January 31, 2002, 275,472 shares of Common Stock will be delivered to Covered Persons pursuant to the terms of an equal number of restricted stock units. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D


         On December 26, 2001, 114 Covered Persons donated an aggregate of 1,706,498 Covered Shares to 113 private charitable foundations and 48 Covered Persons donated an aggregate of 376,411 Covered Shares to 48 public charitable institutions (the "December Donations"). On January 9, 2002, two Covered Persons donated an aggregate of 47,655 Covered Shares to two private charitable foundations and one Covered Person donated 3,000 Covered Shares to a public charitable institution (the "January Donations" and, together with the December Donations, the "Charitable Donations").

         On January 2, 2002, 73 Covered Persons received an aggregate of 176,304 shares of Common Stock (net of an aggregate of 279,396 shares of Common Stock before withholding for tax purposes) as a distribution from The Goldman Sachs Defined Contribution Plan. The gross number of shares had been deemed beneficially owned by the Covered Persons prior to this distribution. GS Inc. repurchased all 176,304 of the distributed shares from the Covered Persons in a private transaction on the date of distribution for a price of $91.04 per share.

         On January 4, 2002, 337,465 shares of Common Stock (net of an aggregate of 514,756 shares of Common Stock before withholding for tax purposes) were delivered to Covered Persons pursuant to the terms of 514,756 restricted stock units. Upon delivery, these shares of Common Stock become Covered Shares.

The following sales of Covered Shares were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock Exchange:

  COVERED PERSON                             TRADE DATE           NUMBER OF SHARES      PRICE PER SHARE
  --------------                             ----------           ----------------      ---------------
  Mark G. Machin                         December 21, 2001             2,189                  $92.12
  Mark G. Machin                         December 21, 2001             1,095                   92.12
  Peter C. Aberg                         December 24, 2001               929                   92.22
  Alan B. Levande                        December 24, 2001             3,509                   92.22
  Alan B. Levande                        December 24, 2001               794                   92.22
  Randall A. Blumenthal                  December 24, 2001               722                   92.22
  Randall A. Blumenthal                  December 24, 2001               461                   92.22
  Patrick E. Mulvihill                   December 24, 2001               778                   92.22
  Patrick E. Mulvihill                   December 24, 2001               171                   92.22
  Stuart N. Bernstein                    December 24, 2001             1,000                   92.22
  Susan J. Scher                         December 24, 2001               417                   92.22
  Linda J. Slotnick                      December 24, 2001               864                   92.22
  Noel B. Donohoe                        December 24, 2001               328                   92.22
  Noel B. Donohoe                        December 24, 2001                72                   92.22
  Jay D. Horine                          December 24, 2001               898                   92.22
  Mark F. Dehnert                        December 24, 2001             1,544                   92.22
  David K. Kaugher                       December 24, 2001               200                   92.22
  Michael K. Klingher                    December 24, 2001               297                   92.22
  Patrick E. Mulvihill                   December 24, 2001             1,422                   92.22
  Patrick E. Mulvihill                   December 24, 2001               509                   92.22
  Yukihiro Moroe                         December 26, 2001             2,066                   92.75
  Yukihiro Moroe                         December 26, 2001               434                   92.75
  Elizabeth E. Beshel                    December 26, 2001               200                   92.75
  Nobumichi Hattori                      December 26, 2001             1,415                   92.75
  Michiya Nagai                          December 26, 2001             3,111                   92.75

  COVERED PERSON                             TRADE DATE           NUMBER OF SHARES      PRICE PER SHARE
  --------------                             ----------           ----------------      ---------------
  Philip A. Cooper                       December 26, 2001               500                   92.75
  Gregory T. Mount                       December 26, 2001               965                   92.75
  Haruko Watanuki                        December 26, 2001               889                   92.75
  Lisa M. Shalett                        December 27, 2001               670                   91.95
  John J. McCabe                         December 27, 2001               300                   91.95
  Robert A. McTamaney                    December 27, 2001             1,783                   91.95
  Dioscoro-Roy I. Ramos                  December 27, 2001             2,787                   91.95
  Neil D. Crowder                        December 27, 2001             1,366                   91.95
  Mary D. Byron                           January 2, 2002                400                   90.65
  Neil D. Crowder                         January 2, 2002                495                   90.65
  Masanori Sato                           January 2, 2002                548                   90.65
  Masanori Sato                           January 2, 2002              1,454                   90.65
  Jeffrey S. Sloan                        January 2, 2002              1,072                   90.65
  Mitchell I. Scherzer                    January 3, 2002                450                   91.99
  Andrew C. Devenport                     January 3, 2002                950                   91.99
  John E. Eisenberg                       January 3, 2002                200                   91.99
  Sharon I. Meers                         January 3, 2002                600                   91.99
  Goran V. Puljic                         January 3, 2002              1,544                   91.99
  Timothy E. Hodgson                      January 3, 2002              1,084                   91.99
  Timothy E. Hodgson                      January 3, 2002                634                   91.99
  Ben I. Adler                            January 3, 2002                788                   91.99
  John J. Rafter                          January 4, 2002                897                   95.45
  Ronald H. Jacobe Jr.                    January 4, 2002              1,348                   95.45
  David J. Grounsell                      January 4, 2002                100                   95.45
  David D. Wildermuth                     January 4, 2002                185                   95.45
  Harvey M. Schwartz                      January 4, 2002              1,061                   95.45
  Edward A. Brout                         January 4, 2002              9,969                   95.45
  Gary L. Eisenreich                      January 4, 2002             10,023                   95.45
  Bryant F. Pantano                       January 4, 2002             10,023                   95.45
  Lawrence F. Trainor                     January 4, 2002              4,954                   95.45
  Thomas L. Williams                      January 4, 2002              7,462                   95.45
  Thomas J. Gravina                       January 4, 2002              3,469                   95.45
  William W. Gridley                      January 4, 2002                725                   95.45
  William W. Gridley                      January 4, 2002              2,180                   95.45
  James H. Rogan                          January 4, 2002                563                   95.45
  James H. Rogan                          January 4, 2002              2,705                   95.45
  Gary J. Sveva                           January 4, 2002                680                   95.45
  Gary J. Sveva                           January 4, 2002              2,638                   95.45
  Michael H. Siegel                       January 4, 2002                388                   95.45
  Michael H. Siegel                       January 4, 2002                 32                   95.45
  John J. Rafter                          January 4, 2002              1,213                   95.45
  Daniel L. Dees                          January 7, 2002                722                   95.94
  Daniel E. Holland III                   January 7, 2002                700                   95.94
  John J. Bu                              January 7, 2002              1,061                   95.94
  Francois Andriot                        January 7, 2002              1,831                   95.94
  Francois Andriot                        January 7, 2002                915                   95.94
  Matthias K. Frisch                      January 7, 2002                200                   95.94

  COVERED PERSON                             TRADE DATE           NUMBER OF SHARES      PRICE PER SHARE
  --------------                             ----------           ----------------      ---------------
  Thomas K. Lane                          January 7, 2002                949                   95.94
  Thomas K. Lane                          January 7, 2002                555                   95.94
  John E. Eisenberg                       January 7, 2002                400                   95.94
  David J. Grounsell                      January 7, 2002                100                   95.94
  Peter K. Tomozawa                       January 7, 2002              1,034                   95.94
  Douglas C. Grip                         January 7, 2002              3,134                   95.94
  Thomas G. Connolly                      January 7, 2002                675                   95.94
  Andrew J. Stuart                        January 7, 2002                100                   95.94
  Andrew J. Stuart                        January 7, 2002                972                   95.94
  Todd J. Christie                        January 7, 2002              7,500                   95.94
  Raymond T. Murphy                       January 7, 2002              2,462                   95.94
  Lawrence A. Cohen                       January 7, 2002              5,957                   95.94
  Neil V. Desena                          January 7, 2002              4,649                   95.94
  Brian J. Toolan                         January 7, 2002              8,464                   95.94
  George F. Varsam                        January 7, 2002              3,469                   95.94
  John A. Ferro Jr.                       January 7, 2002                775                   95.94
  John A. Ferro Jr.                       January 7, 2002              2,583                   95.94
  Daniel P. Opperman                      January 7, 2002                342                   95.94
  Daniel P. Opperman                      January 7, 2002              2,821                   95.94
  John E. Smollen                         January 7, 2002              1,696                   95.94
  Richard J. Sussman                      January 7, 2002              2,102                   95.94
  Melissa B. Kogan                        January 7, 2002                995                   95.94
  Melissa B. Kogan                        January 7, 2002                422                   95.94
  Kaysie P. Uniacke                       January 7, 2002              1,978                   95.94
  P. Jeremy Lewis                         January 8, 2002              1,773                   92.80
  P. Jeremy Lewis                         January 8, 2002                645                   92.80
  Catherine M. Claydon                    January 8, 2002                766                   92.80
  Catherine M. Claydon                    January 8, 2002                382                   92.80
  Stephen J. McGuinness                   January 8, 2002              1,000                   92.80
  Sacha A. Chiaramonte                    January 8, 2002                125                   92.80
  Susan A. Willetts                       January 8, 2002              3,697                   92.80
  Richard J. Levy                         January 8, 2002              1,060                   92.80
  Christopher M. Barter                   January 8, 2002                289                   92.80
  Antigone Loudiadis                      January 8, 2002                799                   92.80
  Richard C. Salvadore                    January 8, 2002              2,447                   92.80
  Stephen J. Dilascio                     January 8, 2002              2,447                   92.80
  Gregory T. Hoogkamp                     January 8, 2002              1,000                   92.80
  Peter Lawler                            January 8, 2002              1,000                   92.80
  Celeste A. Guth                         January 8, 2002                 22                   92.80
  Celeste A. Guth                         January 8, 2002              2,978                   92.80
  Anthony J. Leitner                      January 8, 2002                500                   92.80
  John P. Shaughnessy                     January 8, 2002              2,466                   92.80
  Christopher M. Barter                   January 8, 2002                493                   92.80
  Holger Bross                            January 9, 2002              1,034                   93.96
  Llewellyn C. Connolly                   January 9, 2002                 23                   93.96
  Brahm S. Cramer                         January 9, 2002                876                   93.96
  William C. Montgomery                   January 9, 2002              2,400                   93.96

  COVERED PERSON                             TRADE DATE           NUMBER OF SHARES      PRICE PER SHARE
  --------------                             ----------           ----------------      ---------------
  William C. Montgomery                   January 9, 2002              1,370                   93.96
  James P. Morris                         January 9, 2002                500                   93.96
  James P. Morris                         January 9, 2002                500                   93.96
  Susan J. Hunt                           January 9, 2002              1,161                   93.96
  Llewellyn C. Connolly                   January 9, 2002              1,072                   93.96

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired or disposed of interests in the Common Stock fund representing the number of shares of Common Stock set forth below:

                                   ACQUISITION OR             TRANSACTION
  COVERED PERSON                     DISPOSITION                 DATE            NUMBER OF SHARES   PRICE PER SHARE
  --------------                     -----------                 ----            ----------------   ---------------
  Douglas Kimmelman                  Acquisition           December 31, 2001            11              $92.97

RULE 144 PROGRAM

Commencing on January 2, 2002, the Covered Persons listed in Table I below sold an aggregate of 2,615,663 Covered Shares under the Rule 144 Program referred to in Item 4 above through January 10, 2002. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day* and the number of shares sold by such Covered Person in the aggregate for all Trading Days:

    Table I

                                               SHARES SOLD                        SHARES SOLD         TOTAL SHARES SOLD
                                                 DAILY,         SHARES SOLD ON       DAILY,                ON ALL
              COVERED PERSON                  1/2/02-1/4/02         1/7/02       1/9/02-1/10/02          TRADING DAYS
              --------------                  -------------     --------------   --------------          ------------
Bradley I. Abelow                                         740               661              777               4,435
Paul M. Achleitner                                      3,625             3,235            3,807              21,724
Andrew M. Alper                                           556               496              583               3,330
Armen A. Avanessians                                    2,529             2,258            2,657              15,159
David Baum                                                751               671              789               4,502
Frank A. Bednarz                                           47                42               49                 281
Ron E. Beller                                           1,589             1,419            1,670               9,526
Milton R. Berlinski                                     1,926             1,719            2,023              11,543
Lloyd C. Blankfein                                      2,963             2,645            3,112              17,758
David W. Blood                                          2,592             2,314            2,722              15,534
Peter L. Briger, Jr.                                    1,740             1,553            1,828              10,429
Richard J. Bronks                                         821               733              863               4,922
Edward A. Brout                                           661               590              694               3,961
Lawrence R. Buchalter                                   1,111               992            1,167               6,659
Andrew Cader                                            7,866             7,021            8,262              47,143
Michael J. Carr                                           968               864            1,017               5,802

------------------
* For rounding purposes, the number of shares sold by a Covered Person on some Trading Days may have been slightly higher or lower than the number listed to avoid the sale of fractional shares.

                                               SHARES SOLD                        SHARES SOLD         TOTAL SHARES SOLD
                                                 DAILY,         SHARES SOLD ON       DAILY,                ON ALL
              COVERED PERSON                  1/2/02-1/4/02         1/7/02       1/9/02-1/10/02          TRADING DAYS
              --------------                  -------------     --------------   --------------          ------------
Christopher J. Carrera                                    741               661              778               4,440
Mark Carroll                                               88                79               93                 529
Mary Ann Casati                                           593               529              622               3,552
Mark A. Castellano                                      2,988             2,667            3,138              17,907
Todd J. Christie                                        1,654             1,476            1,737               9,912
Zachariah Cobrinik                                      1,273             1,136            1,337               7,629
Abby Joseph Cohen                                         370               331              389               2,219
Lawrence A. Cohen                                       1,571             1,402            1,650               9,415
Gary D. Cohn                                            2,407             2,149            2,529              14,428
Christopher A. Cole                                       370               331              389               2,219
William Connell                                            98                88              103                 588
Carlos A. Cordeiro                                      1,847             1,649            1,940              11,070
E. Gerald Corrigan                                      1,111               992            1,167               6,659
James A. Coufos                                         1,309             1,169            1,375               7,846
Frank L. Coulson, Jr.                                   3,155             2,816            3,314              18,909
Randolph L. Cowen                                         741               661              778               4,440
Philip M. Darivoff                                        751               671              789               4,502
Timothy D. Dattels                                      1,542             1,377            1,620               9,243
Gavyn Davies                                            1,852             1,653            1,945              11,099
Michael H. Davis                                          500               446              525               2,996
David A. Dechman                                          788               704              828               4,724
Robert V. Delaney, Jr.                                  1,481             1,322            1,556               8,877
Joseph Della Rosa                                       2,389             2,132            2,509              14,317
Neil V. DeSena                                            657               587              690               3,938
Alexander C. Dibelius                                     629               561              660               3,768
Stephen J. DiLascio                                       426               380              447               2,552
John O. Downing                                         2,314             2,065            2,430              13,867
Connie K. Duckworth                                     2,057             1,836            2,161              12,329
C. Steven Duncker                                       1,880             1,678            1,974              11,266
Gordon E. Dyal                                          1,312             1,171            1,378               7,863
Glenn P. Earle                                          1,499             1,338            1,575               8,985
Paul S. Efron                                             812               725              853               4,867
Gary L. Eisenreich                                        214               191              225               1,283
Aubrey J. Ellis                                            74                66               78                 444
J. Michael Evans                                        3,775             3,369            3,964              22,622
Pieter Maarten Feenstra                                   741               661              778               4,440
Lawton W. Fitt                                          1,852             1,653            1,945              11,099
David B. Ford                                           3,181             2,840            3,342              19,067
Edward C. Forst                                           750               669              788               4,495
Randy W. Frankel                                        3,532             3,153            3,710              21,169
Christopher G. French                                     393               351              413               2,356
Richard A. Friedman                                     1,852             1,653            1,945              11,099
Joseph D. Gatto                                         3,000             2,678            3,151              17,980
Peter C. Gerhard                                        2,447             2,184            2,570              14,665
Nomi P. Ghez                                            1,323             1,181            1,390               7,930
Joseph H. Gleberman                                     2,934             2,619            3,081              17,583
Charles G. Goetz                                          210               187              220               1,257
Jeffrey B. Goldenberg                                     370               331              389               2,219
Jacob D. Goldfield                                      2,626             2,344            2,758              15,738
Gary F. Goldring                                        3,333             2,975            3,501              19,976

                                               SHARES SOLD                        SHARES SOLD         TOTAL SHARES SOLD
                                                 DAILY,         SHARES SOLD ON       DAILY,                ON ALL
              COVERED PERSON                  1/2/02-1/4/02         1/7/02       1/9/02-1/10/02          TRADING DAYS
              --------------                  -------------     --------------   --------------          ------------
Amy O. Goodfriend                                       1,010               902            1,061               6,054
Andrew M. Gordon                                          741               661              778               4,440
Geoffrey T. Grant                                       1,393             1,244            1,463               8,349
Thomas J. Gravina                                         771               689              810               4,622
Eric P. Grubman                                           741               661              778               4,440
Edward S. Gutman                                          428               382              449               2,564
Joseph D. Gutman                                          741               661              778               4,440
Robert S. Harrison                                      1,481             1,322            1,556               8,877
Thomas J. Healey                                        1,759             1,570            1,847              10,541
David B. Heller                                         1,852             1,653            1,945              11,099
David L. Henle                                            370               331              389               2,219
Mary C. Henry                                           1,512             1,349            1,588               9,061
M. Roch Hillenbrand                                       741               661              778               4,440
Jacquelyn M. Hoffman-Zehner                             1,186             1,058            1,245               7,106
Richard R. Hogan                                        1,857             1,657            1,950              11,128
Fern Hurst                                                926               827              972               5,549
Robert J. Hurst                                         1,852             1,653            1,945              11,099
Francis J. Ingrassia                                    1,794             1,601            1,884              10,751
Timothy J. Ingrassia                                      891               795              935               5,338
Reuben Jeffery III                                      3,054             2,726            3,208              18,304
Stefan J. Jentzsch                                        881               786              925               5,279
Chansoo Joung                                             926               827              972               5,549
Ann F. Kaplan                                           2,779             2,481            2,919              16,656
Barry A. Kaplan                                         1,120             1,000            1,176               6,712
Scott B. Kapnick                                        3,001             2,679            3,152              17,986
Robert J. Katz                                          3,946             3,522            4,145              23,650
Kevin W. Kennedy                                        1,852             1,653            1,945              11,099
William J. Kenney                                       1,170             1,045            1,229               7,013
Douglas W. Kimmelman                                    1,218             1,087            1,280               7,301
Bradford C. Koenig                                      1,358             1,212            1,427               8,140
Jonathan L. Kolatch                                     1,793             1,601            1,883              10,746
Peter S. Kraus                                          1,852             1,653            1,945              11,099
David G. Lambert                                        1,131             1,010            1,188               6,779
Thomas D. Lasersohn                                       556               496              583               3,330
Anthony D. Lauto                                          810               723              850               4,853
Stephen M. Levick                                         626               559              657               3,751
Matthew G. L'Heureux                                      886               791              930               5,309
Lawrence H. Linden                                      2,643             2,359            2,776              15,840
Robert Litterman                                        1,622             1,448            1,704               9,722
Robert H. Litzenberger                                    585               522              615               3,507
Jonathan M. Lopatin                                     1,386             1,237            1,456               8,307
Michael R. Lynch                                        3,667             3,272            3,851              21,975
Peter G.C. Mallinson                                    3,008             2,685            3,159              18,027
Arthur S. Margulis, Jr.                                   463               413              486               2,774
Ronald G. Marks                                         1,428             1,275            1,500               8,559
Nicholas I. Marovich                                      215               192              226               1,289
Eff W. Martin                                           2,428             2,167            2,550              14,551
John P. McNulty                                         4,367             3,898            4,587              26,173
Sanjeev K. Mehra                                          611               545              642               3,662
T. Willem Mesdag                                        2,558             2,284            2,687              15,332

                                               SHARES SOLD                        SHARES SOLD         TOTAL SHARES SOLD
                                                 DAILY,         SHARES SOLD ON       DAILY,                ON ALL
              COVERED PERSON                  1/2/02-1/4/02         1/7/02       1/9/02-1/10/02          TRADING DAYS
              --------------                  -------------     --------------   --------------          ------------
Eric M. Mindich                                         3,178             2,836            3,338              19,046
John J. Minio                                           1,386             1,237            1,456               8,307
Steven T. Mnuchin                                       3,154             2,815            3,312              18,901
Masanori Mochida                                        3,888             3,470            4,084              23,302
Karsten N. Moller                                       1,559             1,392            1,637               9,343
Thomas K. Montag                                        1,481             1,322            1,556               8,877
Wayne L. Moore                                            926               827              972               5,549
R. Scott Morris                                            74                66               78                 444
Robert B. Morris III                                    2,930             2,616            3,078              17,562
Sharmin Mossavar-Rahmani                                3,148             2,810            3,307              18,868
Edward A. Mule                                          1,852             1,653            1,945              11,099
Timothy R. Mullen                                       5,480             4,892            5,756              32,844
Philip D. Murphy                                          741               661              778               4,440
Raymond T. Murphy                                         441               393              463               2,642
Thomas S. Murphy, Jr.                                     593               529              622               3,552
Avi M. Nash                                               504               450              529               3,020
Daniel M. Neidich                                       3,362             3,001            3,531              20,149
Kipp M. Nelson                                          1,677             1,497            1,762              10,052
Robin Neustein                                          4,379             3,908            4,599              26,243
Suzanne M. Nora Johnson                                 3,649             3,257            3,833              21,870
Michael E. Novogratz                                      735               656              772               4,405
Terence J. O'Neill                                        926               827              972               5,549
Timothy J. O'Neill                                      3,188             2,845            3,348              19,105
Donald C. Opatrny, Jr.                                  3,007             2,684            3,159              18,023
Robert J. O'Shea                                        2,532             2,260            2,659              15,174
Greg M. Ostroff                                           575               513              604               3,446
Terence M. O'Toole                                      2,778             2,480            2,918              16,650
Robert J. Pace                                            604               540              635               3,622
Bryant F. Pantano                                         208               186              218               1,246
Scott M. Pinkus                                         3,048             2,721            3,201              18,267
Timothy C. Plaut                                        1,791             1,599            1,881              10,734
John J. Powers                                          1,852             1,653            1,945              11,099
Michael A. Price                                          897               801              942               5,376
Scott Prince                                              667               595              700               3,996
Stephen D. Quinn                                        1,852             1,653            1,945              11,099
Michael G. Rantz                                        1,566             1,398            1,644               9,384
Arthur J. Reimers III                                   2,748             2,453            2,886              16,469
James P. Riley, Jr.                                     2,861             2,554            3,005              17,147
Simon M. Robertson                                      2,222             1,984            2,334              13,318
J. David Rogers                                         3,108             2,774            3,264              18,626
Emmanuel Roman                                            864               771              907               5,177
Ralph F. Rosenberg                                        624               557              655               3,739
Stuart M. Rothenberg                                    1,296             1,157            1,362               7,769
Michael S. Rubinoff                                       800               714              840               4,794
Richard M. Ruzika                                         788               704              828               4,724
Jeri Lynn Ryan                                            461               412              485               2,765
John C. Ryan                                              889               793              934               5,328
Michael D. Ryan                                           556               496              583               3,330
Richard C. Salvadore                                    1,664             1,485            1,747               9,971
Richard A. Sapp                                         4,015             3,583            4,217              24,062

                                               SHARES SOLD                        SHARES SOLD         TOTAL SHARES SOLD
                                                 DAILY,         SHARES SOLD ON       DAILY,                ON ALL
              COVERED PERSON                  1/2/02-1/4/02         1/7/02       1/9/02-1/10/02          TRADING DAYS
              --------------                  -------------     --------------   --------------          ------------
Joseph Sassoon                                          2,574             2,298            2,704              15,428
Tsutomu Sato                                            1,027               917            1,079               6,156
Muneer A. Satter                                        1,427             1,274            1,499               8,553
Jonathan S. Savitz                                        471               420              495               2,823
Peter Savitz                                            1,304             1,164            1,370               7,816
Howard B. Schiller                                        741               661              778               4,440
Antoine Schwartz                                          939               839              987               5,630
Eric S. Schwartz                                        2,786             2,486            2,926              16,696
Mark Schwartz                                           3,704             3,306            3,890              22,198
Patrick P. Scire                                        2,268             2,024            2,382              13,592
Charles B. Seelig, Jr.                                  2,889             2,579            3,034              17,314
Steven M. Shafran                                       1,180             1,054            1,240               7,074
Richard S. Sharp                                        4,050             3,615            4,254              24,273
Mary Beth Shea                                            211               189              222               1,266
James M. Sheridan                                       1,473             1,315            1,548               8,830
Richard G. Sherlund                                     1,840             1,643            1,933              11,029
Harvey Silverman                                        1,546             1,380            1,624               9,266
Howard A. Silverstein                                     741               661              778               4,440
Dinakar Singh                                             806               719              846               4,829
Christian J. Siva-Jothy                                   815               727              856               4,884
Cody J Smith                                            1,889             1,686            1,984              11,321
Jonathan S. Sobel                                         801               715              841               4,800
Marc A. Spilker                                         1,453             1,297            1,526               8,708
Daniel W. Stanton                                       1,852             1,653            1,945              11,099
Steven R. Starker                                       2,443             2,181            2,566              14,642
Esta E. Stecher                                         1,862             1,662            1,955              11,158
Fredric E. Steck                                        1,370             1,223            1,439               8,211
Cathrine S. Steck                                         444               397              467               2,663
Robert K. Steel                                         4,630             4,132            4,863              27,748
Gene T. Sykes                                           2,778             2,480            2,918              16,650
Mark R. Tercek                                          1,325             1,182            1,391               7,939
Donald F. Textor                                        1,682             1,502            1,767              10,082
Gary S. Tolchin                                         2,054             1,833            2,157              12,309
Brian J. Toolan                                           911               814              957               5,461
John R. Tormondsen                                      1,296             1,157            1,362               7,769
Leslie C. Tortora                                       3,059             2,731            3,214              18,336
John L. Townsend III                                    2,770             2,473            2,910              16,603
Lawrence F. Trainor                                       441               394              463               2,643
Byron D. Trott                                          1,296             1,157            1,362               7,769
Robert B. Tudor III                                       741               661              778               4,440
Thomas E. Tuft                                          3,704             3,306            3,890              22,198
Malcolm B. Turnbull*                                      861                769             905                5,162
John E. Urban                                             801               715              841               4,800
Lee G. Vance                                            1,902             1,697            1,997              11,397
George F. Varsam                                          928               829              975               5,563
David A. Viniar                                         2,778             2,480            2,918              16,650
Barry S. Volpert                                        3,040             2,713            3,193              18,219
Thomas B. Walker III                                    4,555             4,065            4,784              27,298

------------------
* Consists of shares held by a corporation wholly owned by the Covered Person.

                                               SHARES SOLD                        SHARES SOLD         TOTAL SHARES SOLD
                                                 DAILY,         SHARES SOLD ON       DAILY,                ON ALL
              COVERED PERSON                  1/2/02-1/4/02         1/7/02       1/9/02-1/10/02          TRADING DAYS
              --------------                  -------------     --------------   --------------          ------------
George H. Walker IV                                       741               662              779               4,443
Frank Weinberg III                                        159               142              167                 953
Peter A. Weinberg                                       6,270             5,596            6,586              37,578
George W. Wellde, Jr.                                   2,222             1,984            2,334              13,318
Anthony G. Williams                                     2,812             2,510            2,954              16,854
Thomas L. Williams                                        564               503              592               3,379
Kendrick R. Wilson III                                    741               661              778               4,440
Jon Winkelried                                          1,852             1,653            1,945              11,099
Steven J. Wisch                                         1,455             1,298            1,528               8,719
Richard E. Witten                                       3,337             2,979            3,505              20,000
Tracy R. Wolstencroft                                   2,550             2,276            2,679              15,284
Yasuyo Yamazaki                                           741               661              778               4,440
Danny O. Yee                                            1,729             1,544            1,816              10,363
Gregory H. Zehner                                       1,308             1,167            1,374               7,839
Alphonse Zenna                                            860               768              904               5,156
Joseph R. Zimmel                                        3,645             3,253            3,828              21,844
Barry L. Zubrow                                         3,148             2,810            3,307              18,868
Mark A. Zurack                                          1,455             1,299            1,528               8,720

TRUSTS

120 Broadway Partners                                   1,111               992            1,167               6,659
Anahue Trust                                              539               481              567               3,232
The Corzine Blind Trust                                 9,348             8,344            9,818              56,024
The Edward Scott Mead 2001 Trust                          926               827              972               5,549
The Gary W. Williams 2001 Trust                         2,407             2,149            2,529              14,428
The Girish V. Reddy 2001 Trust                            761               679              800               4,562
The Guapulo Trust*                                          0                 0                0                   7
Mark Dehnert Living Trust                                 185               165              195               1,110
The Michael J. Zamkow 2001 Trust                        1,986             1,773            2,086              11,903
The Patrick J. Ward 2001 Trust                          3,308             2,953            3,475              19,827
Trust u/w James Kellogg III                             1,296             1,157            1,362               7,769
The Unicorn Trust                                       3,507             3,130            3,683              21,017

PARTNERSHIPS

Bermuda Partners, L.P.                                    630               562              661               3,774
Mijen Family Partnership                                  519               463              545               3,110
The Rizner Family Limited Partnership                     383               342              402               2,295
Silverman Partners, L.P.                                1,373             1,225            1,442               8,228

CORPORATIONS

Guapulo Holdings Limited                                1,856             1,657            1,949              11,116
HJS2 Limited                                              370               331              389               2,219
Majix Limited                                           1,686             1,505            1,771              10,105
Melalula Limited                                        3,083             2,752            3,238              18,477
Robinelli Limited                                         741               661              778               4,440
RJG Holding Company                                     1,176             1,050            1,235               7,048
Vyrona Holdings Limited                                 3,389             3,025            3,560              20,312

------------------
* This Covered Person sold 7 shares on January 2, 2002 and no other shares through January 10, 2002.

Table II

          TRADING DAY                                       PRICE PER SHARE
          -----------                                       ---------------
                       January 2, 2002                         $90.4846
                       January 3, 2002                          92.0633
                       January 4, 2002                          95.8486
                       January 7, 2002                          95.8745
                       January 9, 2002                          94.1273
                       January 10, 2002                         92.9982

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 15, 2002
                                             By:     /s/ Esta E. Stecher
                                                   Name:    Esta E. Stecher
                                                   Title:   Attorney-in-Fact

                                  EXHIBIT INDEX

     Exhibit                                 Description
     -------                                 -----------
        A.                 Shareholders' Agreement, dated as of May 7, 1999
                           (incorporated by reference to Exhibit A to the
                           Schedule 13D filed May 17, 1999 (File No. 005-56295)
                           (the "Initial Schedule 13D")).

        B.                 Form of Agreement Relating to Noncompetition and
                           Other Covenants (incorporated by reference to Exhibit
                           10.20 to the registration statement on Form S-1 (File
                           No. 333-74449) filed by The Goldman Sachs Group,
                           Inc.).

        C.                 Form of Pledge Agreement (the "IPO Pledge Agreement")
                           (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No.
                           333-74449) filed by The Goldman Sachs Group, Inc.).

        D.                 Form of Amendment No. 1 to the IPO Pledge Agreement
                           (filed as Exhibit E), dated July 10, 2000
                           (incorporated by reference to Exhibit F to Amendment
                           No. 4 to the Initial Schedule 13D, filed July 11,
                           2000 (File No. 005-56295)).

        E.                 Registration Rights Instrument, dated as of December
                           10, 1999 (incorporated by reference to Exhibit G to
                           Amendment No. 1 to the Initial Schedule 13D, filed
                           December 17, 1999 (File No. 005-56295)).

        F. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule
                           13D, filed December 17, 1999 (File No. 005-56295)).

        G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The
                           Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial
                           Schedule 13D, filed June 21, 2000 (File No.
                           005-56295)).

        H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs
                           Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                           005-56295)).

        I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed
                           June 30, 2000 (File No. 005-56295)).

        J. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule
                           13D, filed June 30, 2000 (File No. 005-56295)).

        K. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit
                           M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        L.                 Form of Guarantee and Pledge Agreement for non-U.S.
                           corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed
                           June 30, 2000 (File No. 005-56295)).

        M.                 Form of Pledge Agreement for shareholders of non-U.S.
                           corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed
                           June 30, 2000 (File No. 005-56295)).

     Exhibit                                 Description
     -------                                 -----------

        N.                 Form of Pledge Agreement for shareholders of non-U.S.
                           corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                           005-56295)).

        O.                 Form of Counterpart to Shareholders' Agreement for
                           Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial
                           Schedule 13D, filed August 2, 2000 (File No.
                           005-56295)).

        P. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule
                           13D, filed August 2, 2000 (File No. 005-56295)).

        Q. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule
                           13D, filed August 2, 2000 (File No. 005-56295)).

        R.                 Underwriting Agreement (U.S. Version), dated as of
                           August 1, 2000 (incorporated by reference to Exhibit
                           T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        S. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule
                           13D, filed August 2, 2000 (File No. 005-56295)).

        T. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule
                           13D, filed August 2, 2000 (File No. 005-56295)).

        U.                 Form of Power of Attorney to be executed by Covered
                           Persons participating in the Rule 144 Program
                           (incorporated by reference to Exhibit W to Amendment
                           No. 8 to the Initial Schedule 13D, filed September
                           25, 2000 (File No. 005-56295)).

        V. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule
                           13D, filed March 29, 2001 (File No. 005-56295)).

        W. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK
                           Covered Person (incorporated by reference to Exhibit
                           Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

        X.                 Form of Pledge Agreement, dated as of October 31,
                           2000, between GS Inc. and each SLK Covered Person
                           (incorporated by reference to Exhibit Z to Amendment
                           No. 10 to the Initial Schedule 13D, filed November 3,
                           2000 (File No. 005-56295)). Supplemental Registration
                           Rights Instrument, dated as of December 21, 2000
                           (incorporated by reference to Exhibit AA to Amendment
                           No. 12 to the Initial Schedule 13D, filed January 23,
                           2001 (File No. 005-56295)).

        Z.                 Form of Member Agreement, dated as of January 26,
                           2001, between GS Inc. and each Jacobson Covered
                           Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed
                           March 28, 2001 (File No. 005-56295)).

     Exhibit                                 Description
     -------                                 -----------
        AA.                Form of Pledge Agreement, dated as of March 19, 2001,
                           between GS Inc. and each Jacobson Covered Person
                           (incorporated by reference to Exhibit CC to Amendment
                           No. 14 to the Initial Schedule 13D, filed March 28,
                           2001 (File No. 005-56295)).

        BB.                Form of Guarantee and Pledge Agreement for trusts
                           (incorporated by reference to Exhibit DD to Amendment
                           No. 19 to the Initial Schedule 13D, filed October 30,
                           2001 (File No. 005-56295)).

        CC.                Form of Pledge Agreement for beneficiaries of trusts
                           (incorporated by reference to Exhibit EE to Amendment
                           No. 19 to the Initial Schedule 13D, filed October 30,
                           2001 (File No. 005-56295)).

        DD.                Form of Guarantee and Pledge Agreement for non-U.S.
                           trusts holding Common Stock through non-U.S.
                           corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-562295)).

        EE. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S.
                           corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-562295))..

        FF. Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3
                           (File No. 333-74006) filed by The Goldman Sachs
                           Group, Inc.)


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